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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2002

FLEETWOOD ENTERPRISES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-07699 (Commission File Number)	95-1948322 (IRS Employer Identification Number)

3125 Myers Street, Riverside, California (Address of Principal Executive Offices)	92503-5527 (Zip Code)

Registrant's telephone number, including area code: (909) 351-3500

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        On August 13, 2002, Fleetwood Enterprises, Inc. issued the following press release:

FLEETWOOD WILL PAY DIVIDEND ON TRUST
PREFERRED SECURITIES IN CASH
RATHER THAN STOCK

Riverside, Calif., August 13, 2002—Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's largest manufacturer of recreational vehicles and a leading producer and retailer of manufactured housing, today announced that it would pay its scheduled August 15, 2002, dividend on both its outstanding series of 9.5% convertible trust preferred securities in cash. The Company had previously announced it would pay the dividend in shares of its common stock.

"A dividend payment in shares of our common stock would have been more dilutive than we considered appropriate for our shareholders as a result of the recent decline in our common stock price," said Fleetwood's Chief Financial Officer Boyd R. Plowman. "Given our strong cash position and improving operating results, we decided it made sense to pay the dividend in cash." Fleetwood confirmed that, as permitted by the trust documents, it will continue to defer interest payments on its 6% convertible trust preferred securities.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, ongoing weakness in the manufactured housing market, the potential impact on demand for our products as a result of declining consumer confidence, continued acceptance of the Company's products, the availability of wholesale and retail financing in the future and changes in retail inventory levels in the manufactured housing and recreational vehicle industries. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Fleetwood Enterprises, Inc.

Date: August 13, 2002	By:	/s/ BOYD R. PLOWMAN Boyd R. Plowman Executive Vice President Chief Financial Officer

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SIGNATURE